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                                                                    EXHIBIT 24.1



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                          CONSENT of INDEPENDENT ACCOUNTANTS



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We consent to the incorporation by reference in the Prospectus Supplement dated
September 12, 1996 (to Prospectus dated August 4, 1995) of Prudential Securities Secured Financing Corporation, relating to the Mortgage Pass-Through Certificates, Series 1996-2 of ABFS Mortgage Loan Trust 1996-2 of our report dated January 17, 1996, on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our Firm under the caption "Experts."


                             COOPERS & LYBRAND L.L.P.


New York, New York
September 27, 1996